Exhibit 99.1

News	FOR IMMEDIATE RELEASE

Heidrick & Struggles Reports First Quarter 2010 Financial Results

CHICAGO (April 27, 2010) — Heidrick & Struggles International, Inc. (Nasdaq: HSII), the leadership advisory firm providing executive search and leadership consulting services worldwide, today announced financial results for its first quarter ended March 31, 2010.

Consolidated net revenue of $113.7 million increased 27.5 percent from $89.1 million in the 2009 first quarter, or approximately 21.6 percent on a constant currency basis. Net revenue increased 24.0 percent in the Americas, 16.9 percent in Europe (approximately 9.7 percent on a constant currency basis), and 59.0 percent in the Asia Pacific region (approximately 42.7 percent on a constant currency basis). Net revenue from Leadership Consulting Services increased 48.6 percent to $7.5 million and represented 6.6 percent of total net revenue in the quarter. Compared to the 2009 fourth quarter, consolidated net revenue increased 3.5 percent.

For the quarter, the company recorded an operating loss of $4.3 million, including other charges of $4.7 million. Of these charges $3.2 million related to the company’s settlement of lease obligations at its former London office location, which was vacated early in April 2010, and $1.5 million was due to an unfavorable judgment entered against the company by an appeals court related to a lawsuit filed by a former European employee. In the 2009 first quarter, the reported operating loss was $32.4 million, but excluding restructuring charges of $13.4 million relating primarily to cash charges for severance, the 2009 first quarter operating loss was $19.0 million.

Commenting on the first quarter results, Chief Executive Officer L. Kevin Kelly said, “We are pleased to report year-over-year growth in net revenue for the first time since the 2008 second quarter as well as the continuation of other positive trends in our business. The Financial Services practice was the first to show a significant decline beginning in 2007 and has been the strongest driver of growth coming out of the recession. Operating expenses in the quarter were higher than we had forecasted. In addition to the $4.7 million in other charges noted above, margins were negatively impacted by certain other unanticipated costs which we do not expect to recur.”

The number of executive search confirmations in the quarter increased 26.9 percent compared to the 2009 first quarter, and increased 10.4 percent compared to the 2009 fourth quarter. The number of consultants at March 31, 2010 was 367, compared to 403 at March 31, 2009, and 359 at December 31, 2009. Productivity, as measured by annualized net revenue per consultant increased to $1.2 million from $0.9 million in the 2009 first quarter. The average revenue per executive search was $98,400 compared to $98,900 in the 2009 first quarter.

Consolidated salaries and employee benefits increased 4.8 percent to $83.1 million, from $79.3 million in the comparable quarter of 2009. The increase mostly reflects higher bonus accruals associated with the increase in net revenue, partially offset by a decline in fixed compensation expense related to 9.5 percent lower headcount compared to last year. Salaries and employee benefits were 73.1 percent of net revenue for the quarter, compared to 89.0 percent in the 2009 first quarter.

Consolidated general and administrative expenses increased 4.4 percent to $30.1 million from $28.8 million in the 2009 first quarter. The increase reflects several initiatives that were reinstated in 2010 such as training, business development, and development of our internal search system. As a percentage of net revenue, consolidated general and administrative expenses were 26.5 percent, compared to 32.3 percent in the 2009 first quarter.

The net loss was $1.8 million and the net loss per share was $0.10, based upon an effective tax benefit rate in the quarter of 54.9 percent. These results compare to a net loss in the 2009 first quarter of $18.9 million and net loss per share of $1.15, which reflected an effective tax benefit rate of 42.0 percent.

Net cash used in operating activities of $32.2 million primarily reflects 2009 bonus payments of approximately $45 million made in March 2010. In the comparable quarter of 2009, net cash used in operating activities was $113.2 million. Cash and cash equivalents at March 31, 2010 were $81.2 million, compared to $96.4 million at March 31, 2009, and $123.0 million at December 31, 2009.

Regional Review

$ in millions	1Q 10	1Q 09	Change	4Q 09	Change
Americas
Net revenue	$57.5	$46.4	$11.1	$55.9	$1.7
Operating income (loss)	$4.4	$(7.5)	$11.9	$11.5	$(7.1)
Consultants	165	188	(23)	166	(1)

Europe
Net revenue	$32.8	$28.1	$4.7	$32.4	$0.4
Operating income (loss)	$(4.5)	$(2.6)	$(1.8)	$2.5	$(7.0)
Consultants	123	128	(5)	116	7

Asia Pacific
Net revenue	$23.4	$14.7	$8.7	$21.6	$1.7
Operating income (loss)	$3.3	$(1.1)	$4.4	$4.1	$(0.8)
Consultants	79	87	(8)	77	2

Corporate	$(7.5)	$(7.8)	$0.3	$(8.0)	$0.5
Restructuring charges	$—	$(13.4)	$13.4	$(1.3)	$1.3
Other operating income	$—	$—	$—	$1.7	$(1.7)

Total operating income (loss)	$(4.3)	$(32.4)	$28.1	$10.5	$(14.8)

Totals and subtotals may not equal the sum of individual line items due to rounding.

The Americas reported a 24.0 percent increase in year-over-year net revenue, driven by strong growth in the Consumer Markets, Global Technology and Services, and Financial Services practices. Operating expenses increased only slightly compared to last year, which resulted in a 158.9 percent increase in operating income. Compared to the 2009 fourth quarter, net revenue increased 3.0 percent.

Europe reported a 16.9 percent year-over-year increase in net revenue (approximately 9.7 percent on a constant currency basis) driven by growth in the Consumer Markets, Global Technology and Services, and Financial Services practices. The operating loss increased 69.8 percent, reflecting $3.2 million of expense related to the company’s settlement of lease obligations at its former London office location, which was vacated early in April 2010, and $1.5 million for an unfavorable judgment entered against the company by an appeals court related to a lawsuit filed by a former European employee. Compared to the 2009 fourth quarter, net revenue increased 1.4 percent.

The Asia Pacific region reported an increase of 59.0 percent in net revenue (approximately 42.7 percent on a constant currency basis) again driven by strong growth in the Consumer Markets and Financial Services practices, as well as the Industrial practice. The significant year-over-year improvement in operating income reflects leverage on the increase in net revenue. Compared to the 2009 fourth quarter, net revenue increased 7.9 percent.

2010 Outlook

The company expects that 2010 second quarter net revenue will be between $117 million and $123 million, representing year-over-year growth of between 26 percent and 32 percent, and operating margin of between 2 and 4 percent. The company is currently forecasting 2010 net revenue in the range of $440 million and $480 million, representing growth over 2009 net revenue of between 11 percent and 21 percent, and an operating margin of between 3 and 5 percent.

Kelly added, “We continue to see positive and encouraging signs as to the recovery of our business and the global economy. But given the unprecedented nature of the 2009 recession, we are taking a cautious view regarding 2010. In the first quarter of 2010, we encountered some unexpected costs that negatively impacted the operating margin and have reflected this in our 2010 operating margin guidance. However, we still expect to see margin improvement throughout the year.”

Quarterly Conference Call

Executives of Heidrick & Struggles will host a conference call to review the first quarter 2010 results today, April 27, at 9:00 am Central time. Participants may access the company’s call and supporting slides through the internet at www.heidrick.com. For those unable to participate on the live call, a webcast and copy of the slides will be archived at www.heidrick.com and available for up to 30 days following the investor call.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc., (Nasdaq:HSII) is the leadership advisory firm providing senior-level executive search and leadership consulting services, including succession planning, executive assessment, talent retention management, executive development, transition consulting for newly appointed executives, and M&A human capital integration consulting. For almost 60 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe and Asia Pacific. For more information about Heidrick & Struggles, please visit www.heidrick.com.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Corporation has provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are: operating income (loss), net income (loss), and net income (loss) per share (i.e., EPS) to the extent presented as “excluding restructuring and impairment charges.” These measures are presented because management uses this information to monitor and evaluate financial results and trends. Management believes this information is also useful for investors.

Safe Harbor Statement

This press release contains forward-looking statements. The forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. Forward-looking statements may be identified by the use of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Factors that may affect the outcome of the forward-looking statements include, among other things: our ability to attract and retain qualified executive search consultants; further declines in the global economy and our ability to execute successfully through business cycles; the timing, speed or robustness of any future economic recovery; social or political instability in markets where we operate; the impact of foreign currency exchange rate fluctuations; price competition; the ability to forecast, on a quarterly basis, variable compensation accruals that ultimately are determined based on the achievement of annual results; our ability to realize our tax loss carryforwards; the timing of the establishment or reversal of valuation allowance on deferred tax assets; the mix of profit and loss by country; an impairment of our goodwill and other intangible assets; delays in the development and/or implementation of new technology and systems; and the ability to meet and achieve the expected savings resulting from cost-reduction initiatives and restructuring activities. Our reports filed with the U.S. Securities and Exchange Commission also include information on factors that may affect the outcome of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Investors & Analysts:

Julie Creed, VP, Investor Relations: +1 312 496 1774 or jcreed@heidrick.com

Media:

Wendi Taylor Nations, Senior Vice President, Chief Marketing Officer:

+1 312 496 1810 or wtaylornations@heidrick.com